Exhibit 99.1

Contact: John L. Spaid, Chief Financial Officer
Phone: (615) 890-9100

NHI Announces Third Quarter 2022 Results

MURFREESBORO, Tenn. – (November 8, 2022) National Health Investors, Inc. (NYSE:NHI) announced today its results for the three and nine months ended September 30, 2022.

Financial Results and Recent Events

•Net income attributable to common stockholders per diluted common share for the three months ended September 30, 2022 was $0.78, compared to $0.67, during the same period in the prior year. Net income attributable to common stockholders per diluted common share for the nine months ended September 30, 2022 was $1.43, compared to $2.31 during the same period in the prior year.

•National Association of Real Estate Investment Trusts (“NAREIT”) FFO per diluted common share for the three months ended September 30, 2022 was $1.04, compared to $1.16 during the same period in the prior year. NAREIT FFO per diluted common share for the nine months ended September 30, 2022 was $2.81, compared to $3.55 during the same period in the prior year.

•Normalized FFO per diluted common share for the three months ended September 30, 2022 was $1.06, compared to $1.15 during the same period in the prior year. Normalized FFO per diluted common share for the nine months ended September 30, 2022 was $3.43, compared to $3.55 during the same period in the prior year.

•Normalized FAD for the three months ended September 30, 2022 was $47.4 million, compared to $51.2 million, during the same period in the prior year. Normalized FAD for the nine months ended September 30, 2022 was $156.1 million, compared to $163.6 million during the same period in the prior year.

•Completed the disposition of two senior housing properties for net proceeds of approximately $16.4 million and seven skilled nursing facilities for net proceeds of approximately $43.7 million during the third quarter. Since the second quarter of 2021, the Company has completed the disposition of 32 underperforming senior housing properties for net proceeds of approximately $296.4 million with a cumulative EBITDARM coverage of 0.47x.

•Repurchased approximately 1.3 million shares for approximately $82 million for the three months ended September 30, 2022. The Company has repurchased approximately 2.5 million shares year to date for approximately $152 million under the $240.0 million share repurchase authorization from April 2022. As a result, quarterly dividends have declined by approximately $8.9 million on an annualized basis.

•Results for the three months ended September 30, 2022 compared to the same period in the prior year were impacted by the following:

•Rental income excluding the effects of straight-line lease revenue and property taxes and insurance on leased properties was approximately $5.5 million lower primarily as a result of a net $4.8 million from asset dispositions completed since the end of the third quarter of 2021 and $1.5 million from properties transitioned to NHI’s SHOP portfolio.
•Interest income and other was approximately $1.5 million lower primarily due to paydowns on loans, net of new and existing loan fundings since the end of the third quarter of 2021;
•The new SHOP activities contributed NOI of approximately $2.8 million comprised of revenues from resident fees and related services of $12.0 million and operating expenses of $9.2 million;

NHI Reports Third Quarter 2022 Results

November 8, 2022

•Interest expense was approximately $1.3 million lower, as a result of the expiration of NHI’s interest rate swap agreements on December 31, 2021 and the repayments of indebtedness, including the payoffs of the convertible bond that matured in April 2021 and $250.0 million on term loans;
•General and administrative expenses were approximately $1.1 million higher;
•Gains from the sales of real estate assets were $14.8 million, representing a decrease of $5.1 million;
•Loan and realty losses were $11.3 million, representing a decrease of $11.1 million;

Eric Mendelsohn, NHI President and CEO, stated, “We are very pleased with our third quarter results which were ahead of our expectations driven primarily by stronger collections. Our portfolio optimization efforts continue to drive improved EBITDARM coverage in the senior housing portfolio and provide additional capital that solidifies our balance sheet. Our leverage at 4.5x is well within our target range and is after we have completed $152 million in share repurchases this year.”

Mr. Mendelsohn continued, “While our quarterly results beat our expectations, the operating environment continues to be challenging, particularly with elevated labor, as we head into the seasonally slower winter months. We expect to continue using deferrals, rent restructurings and asset dispositions in the fourth quarter to assist our operators and better position our total portfolio but this may pressure our near-term financial results.”

Mr. Mendelsohn concluded, “Despite the headwinds, our long-term optimism for the industry remains unchanged and we are fortunate to be in excellent financial health to capitalize as the industry recovery accelerates.”

Portfolio Activity

Asset Dispositions

The following table represents the real estate property dispositions within the Company’s Real Estate Investments reportable segment through September 30, 2022 ($ in thousands):

Operator	Date	Properties	Asset Class	Net Proceeds	Net Real Estate Investment	Gain	Impairment[1]
Hospital Corporation of America	Q1 2022	1	MOB	$4,868	$1,904	$2,964	$—
Vitality Senior Living[2]	Q1 2022	1	SLC	8,302	8,285	17	—
Holiday Retirement[2]	Q2 2022	1	ILF	2,990	3,020	—	30
Chancellor Senior Living[2]	Q2 2022	2	ALF	7,305	7,357	—	52
Bickford[2]	Q2 2022	3	ALF	25,959	28,268	—	2,309
Comfort Care	Q2 2022	4	ALF	40,000	38,445	1,556	—
Helix Healthcare	Q2 2022	1	HOSP	19,500	10,535	8,965	—
Discovery Senior Living[2]	Q3 2022	2	ALF/SLC	16,379	15,159	1,220	—
National HealthCare	Q3 2022	7	SNF	43,686	30,066	13,620	—
				$168,989	$143,039	$28,342	$2,391

1Impairments are included in “Loan and realty losses” in the Condensed Consolidated Statements of Income for the nine months ended September 30, 2022.
2 Total impairment charges recognized on these properties were $65.4 million, of which $28.5 million were recognized in the nine months ended September 30, 2022.

Rental income for the disposed properties was $0.7 million and $4.0 million for the three and nine months ended September 30, 2022, respectively.

Concessions and Collections
During the third quarter of 2022, NHI granted rent deferrals of approximately $1.4 million to three senior housing operators. The Company collected approximately 98% of contractual cash due during the third quarter of 2022.

NHI Reports Third Quarter 2022 Results

November 8, 2022

Occupancy
The following table summarizes the average portfolio occupancy for Senior Living Communities (“SLC”), Bickford and SHOP for the periods indicated, excluding development properties in operation less than 24 months, notes receivable, and properties transitioned to new tenants or disposed.

	Properties	Sep-22	Aug-22	Jul-22	Jun-22	May-22	Apr-22	Mar-22	Feb-22
SLC	9	83.0%	83.5%	83.4%	82.1%	82.4%	82.3%	81.8%	81.7%
Bickford[1]	38	84.0%	84.1%	84.5%	83.5%	82.6%	82.0%	82.0%	81.8%
SHOP[2]	15	76.6%	76.9%	77.2%	76.2%	76.2%	77.2%	76.8%	77.6%

	Properties	Jan-22	Dec-21	Nov-21	Oct-21	Sep-21	Aug-21	Jul-21	Jun-21
SLC	9	81.7%	81.7%	81.9%	81.5%	80.9%	80.4%	80.0%	79.1%
Bickford[1]	38	83.2%	83.3%	83.9%	83.2%	82.3%	82.1%	81.1%	79.9%
SHOP[2]	15	78.6%	79.5%	81.3%	81.2%	81.0%	79.3%	79.1%	78.3%

1Prior periods restated to reflect the removal of one property that was transitioned to a new operator in March 2022.
2These properties were leased pursuant to a triple-net master lease prior to Q2 2022.

Assets Held for Sale & Impairments of Real Estate
At September 30, 2022, ten properties in NHI’s Real Estate Investments reportable segment, with an aggregate net real estate balance of $32.6 million, were classified as assets held for sale on our Condensed Consolidated Balance Sheet, including six properties that were transferred into assets held for sale during the third quarter of 2022. Rental income associated with the ten properties was $1.1 million and $2.0 million for the three and nine months ended September 30, 2022, respectively, and $1.2 million and $3.5 million for the three and nine months ended September 30, 2021, respectively.

During the three and nine months ended September 30, 2022, NHI recorded impairment charges of $9.5 million and $38.3 million, respectively, including $5.7 million on two properties held in use, related to NHI’s Real Estate Investments reportable segment. The impairment charges are included in “Loan and realty losses” in the Condensed Consolidated Statements of Income.

Balance Sheet and Liquidity
At October 31, 2022, NHI had no amount outstanding under the $700 million revolving credit facility and approximately $31.7 million in corporate cash and cash equivalents. The Company has approximately $415.7 million available under the ATM program.

Share Repurchase Plan

During the three and nine months ended September 30, 2022, NHI repurchased through open market transactions approximately 1.3 million and approximately 2.5 million shares of its common stock, respectively, for an average price of $61.56 per share.

2022 Guidance
NHI reiterates the 2022 annual guidance range provided on August 8, 2022.

Investor Conference Call and Webcast
NHI will host a conference call on Wednesday, November 9, 2022, at 12:00 p.m. ET, to discuss third quarter results. The number to call for this interactive teleconference is (800) 897-4662, with the confirmation number 22020864. The live broadcast of NHI’s third quarter conference call will be available online at www.nhireit.com. The online replay will follow shortly after the call and remain available for one year.

About National Health Investors
Incorporated in 1991, National Health Investors, Inc. (NYSE: NHI) is a real estate investment trust specializing in sale, leasebacks, joint-ventures, senior housing operating partnerships, and mortgage and mezzanine financing of need-driven and discretionary senior housing and medical investments. NHI’s portfolio consists of independent living, assisted living and memory care communities, entrance-fee retirement communities, skilled nursing facilities, and specialty hospitals. For more information, visit www.nhireit.com.

NHI Reports Third Quarter 2022 Results

November 8, 2022

Reconciliation of FFO, Normalized FFO and Normalized FAD
($ in thousands, except share and per share amounts)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Net income attributable to common stockholders	$34,468	$30,814	$64,540	$105,327
Elimination of certain non-cash items in net income:
Real estate depreciation	17,467	20,035	53,511	61,499
Real estate depreciation related to noncontrolling interests	(394)	(210)	(998)	(629)
Gains on sales of real estate, net	(14,840)	(19,941)	(28,342)	(26,426)
Impairments of real estate	9,526	22,462	38,271	22,462
NAREIT FFO attributable to common stockholders	46,227	53,160	126,982	162,233
(Gain) loss on operations transfer, net	(19)	—	710	—
Portfolio transition costs, net of noncontrolling interests	—	—	329	—
Gain on note payoff	—	—	(1,113)	—
Loss on early retirement of debt	—	—	151	451
Non-cash write-offs of straight-line receivable and lease incentives	1,001	—	28,403	—
Recognition of unamortized note receivable commitment fees	—	(375)	—	(375)
Litigation settlement	—	(266)	—	(266)
Normalized FFO attributable to common stockholders	47,209	52,519	155,462	162,043
Straight-line lease revenue, net	(3,477)	(3,798)	(10,020)	(12,189)
Straight-line lease revenue, net, related to noncontrolling interests	35	20	100	65
Straight-line lease expense related to equity method investment	(2)	11	(13)	56
Non-real estate depreciation	66	—	66	—
Non-real estate depreciation related to noncontrolling interest	(4)	—	(4)	—
Amortization of lease incentives	58	252	175	774
Amortization of original issue discount	80	80	241	214
Amortization of debt issuance costs	529	556	1,619	1,849
Amortization related to equity method investment	(167)	268	(572)	1,324
Note receivable credit loss expense	1,803	(37)	1,680	1,134
Non-cash share-based compensation	1,065	989	7,576	7,427
Equity method investment capital expenditures	(105)	(105)	(315)	(315)
Equity method investment non-refundable fees received	418	418	884	1,179
Equity method investment distributions	—	—	(569)	—
Senior housing portfolio recurring capital expenditures	(130)	—	(260)	—
Normalized FAD attributable to common stockholders	$47,378	$51,173	$156,050	$163,561

BASIC
Weighted average common shares outstanding	44,339,975	45,850,599	45,236,696	45,668,762
NAREIT FFO attributable to common stockholders per share	$1.04	$1.16	$2.81	$3.55
Normalized FFO attributable to common stockholders per share	$1.06	$1.15	$3.44	$3.55

DILUTED
Weighted average common shares outstanding	44,402,582	45,851,424	45,261,123	45,689,091
NAREIT FFO attributable to common stockholders per share	$1.04	$1.16	$2.81	$3.55
Normalized FFO attributable to common stockholders per share	$1.06	$1.15	$3.43	$3.55

NHI Reports Third Quarter 2022 Results

November 8, 2022

The following table reconciles NOI to net income, the most directly comparable GAAP metric ($ in thousands):

	Three Months Ended		Nine Months Ended
	September 30		September 30
NOI Reconciliations:	2022	2021	2022	2021
Net income	$34,229	$30,849	$63,941	$105,462
Losses (gains) from equity method investment	—	557	(569)	2,274
Loss on early retirement of debt	—	—	151	451
Gain on note payoff	—	—	(1,113)	—
(Gain) loss on operations transfer, net	(19)	—	710	—
Gains on sales of real estate, net	(14,840)	(19,941)	(28,342)	(26,426)
Loan and realty losses	11,329	22,425	39,951	23,596
General and administrative	4,744	3,650	17,893	15,229
Franchise, excise and other taxes	225	244	694	709
Legal	88	117	2,254	207
Interest	11,412	12,715	32,472	38,528
Depreciation	17,533	20,035	53,577	61,499
Consolidated net operating income (NOI)	$64,701	$70,651	$181,619	$221,529
NOI by segment:
Real Estate Investments	$61,856	$70,230	$175,744	$220,969
SHOP	2,774	—	5,653	—
Non-Segment/Corporate	71	421	222	560
Total NOI	$64,701	$70,651	$181,619	$221,529

See Notes to Reconciliation of FFO, Normalized FFO, Normalized FAD and NOI.

NHI Reports Third Quarter 2022 Results

November 8, 2022

Notes to Reconciliation of FFO, Normalized FFO, Normalized FAD and NOI

These supplemental performance measures may not be comparable to similarly titled measures used by other REITs. Consequently, our Funds From Operations (“FFO”), Normalized FFO and Normalized Funds Available for Distribution (“FAD”) may not provide a meaningful measure of our performance as compared to that of other REITs. Since other REITs may not use our definition of these performance measures, caution should be exercised when comparing our FFO, Normalized FFO and Normalized FAD to that of other REITs. These financial performance measures do not represent cash generated from operating activities in accordance with generally accepted accounting principles (“GAAP”) (these measures do not include changes in operating assets and liabilities) and therefore should not be considered an alternative to net earnings as an indication of performance, or to net cash flow from operating activities as determined by GAAP as a measure of liquidity, and are not necessarily indicative of cash available to fund cash needs.

Funds From Operations - FFO

FFO, as defined by NAREIT and applied by us, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of real estate property, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures, if any. The Company’s computation of FFO may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or have a different interpretation of the current NAREIT definition from that of the Company; therefore, caution should be exercised when comparing our Company’s FFO to that of other REITs. Diluted FFO assumes the exercise of stock options and other potentially dilutive securities. Normalized FFO excludes from FFO certain items which, due to their infrequent or unpredictable nature, may create some difficulty in comparing FFO for the current period to similar prior periods, and may include, but are not limited to, impairment of non-real estate assets, gains and losses attributable to the acquisition and disposition of assets and liabilities, and recoveries of previous write-downs.

FFO and Normalized FFO are important supplemental measures of operating performance for a REIT. Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen and fallen with market conditions, presentations of operating results for a REIT that uses historical cost accounting for depreciation could be less informative, and should be supplemented with a measure such as FFO. The term FFO was designed by the REIT industry to address this issue.

Funds Available for Distribution - FAD

In addition to the adjustments included in the calculation of Normalized FFO, Normalized FAD excludes the impact of any straight-line rent revenue, amortization of the original issue discount on our senior unsecured notes, amortization of debt issuance costs, non-cash stock based compensation, as well as certain non-cash items related to our equity method investment.

Normalized FAD is an important supplemental performance measure for a REIT. GAAP requires a lessor to recognize contractual lease payments into income on a straight-line basis over the expected term of the lease. This straight-line adjustment has the effect of reporting lease income that is significantly more or less than the contractual cash flows received pursuant to the terms of the lease agreement. GAAP also requires any discount or premium related to indebtedness and debt issuance costs to be amortized as non-cash adjustments to earnings. The Company also adjusts Normalized FAD for the net change in the allowance for expected credit losses, non-cash stock based compensation, senior housing portfolio capital expenditures as well as certain non-cash items related to equity method investments such as straight-line lease expense and amortization of purchase accounting adjustments. Normalized FAD is an important supplemental measure of liquidity for a REIT as a useful indicator of the ability to distribute dividends to stockholders.

Net Operating Income

Net operating income (“NOI”) is a U.S. non-GAAP supplemental financial measure used to evaluate the operating performance of real estate. NOI is defined as total revenues, less tenant reimbursements and property operating expenses. The Company believes NOI provides investors relevant and useful information as it measures the operating performance of our properties at the property level on an unleveraged basis. The Company uses NOI to make decisions about resource allocations and to assess the property level performance of our properties.

NHI Reports Third Quarter 2022 Results

November 8, 2022

Consolidated Statements of Income
(in thousands, except share and per share amounts)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
	(unaudited)		(unaudited)
Revenues:
Rental income	$59,394	$67,043	$163,935	$210,143
Resident fees and services	12,013	—	24,005	—
Interest income and other	4,891	6,790	19,584	18,905
	76,298	73,833	207,524	229,048
Expenses:
Depreciation	17,533	20,035	53,577	61,499
Interest	11,412	12,715	32,472	38,528
Senior housing operating expenses	9,239	—	18,352	—
Legal	88	117	2,254	207
Franchise, excise and other taxes	225	244	694	709
General and administrative	4,744	3,650	17,893	15,229
Taxes and insurance on leased properties	2,358	3,182	7,553	7,519
Loan and realty losses	11,329	22,425	39,951	23,596
	56,928	62,368	172,746	147,287
(Losses) gains from equity method investment	—	(557)	569	(2,274)
Gain (loss) on operations transfer, net	19	—	(710)	—
Gain on note payoff	—	—	1,113	—
Loss on early retirement of debt	—	—	(151)	(451)
Gains on sales of real estate, net	14,840	19,941	28,342	26,426
Net income	34,229	30,849	63,941	105,462
Less: net loss (income) attributable to noncontrolling interests	239	(35)	599	(135)
Net income attributable to common stockholders	$34,468	$30,814	$64,540	$105,327

Weighted average common shares outstanding:
Basic	44,339,975	45,850,599	45,236,696	45,668,762
Diluted	44,402,582	45,851,424	45,261,123	45,689,091

Earnings per common share:
Net income attributable to common stockholders - basic	$0.78	$0.67	$1.43	$2.31
Net income attributable to common stockholders - diluted	$0.78	$0.67	$1.43	$2.31

NHI Reports Third Quarter 2022 Results

November 8, 2022

Selected Balance Sheet Data
($ in thousands)
	September 30, 2022	December 31, 2021
	(unaudited)
Real estate properties, net	$2,140,853	$2,317,880
Mortgage and other notes receivable, net	$207,169	$299,952
Cash and cash equivalents	$28,811	$37,412
Straight-line rent receivable	$81,959	$96,198
Assets held for sale, net	$32,608	$66,398
Other assets	$17,385	$21,036
Debt	$1,114,999	$1,242,883
National Health Investors Stockholders' Equity	$1,306,370	$1,507,083

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements regarding the Company’s, tenants’, operators’, borrowers’ or managers’ expected future financial position, results of operations, cash flows, funds from operations, dividend and dividend plans, financing opportunities and plans, capital market transactions, business strategy, budgets, projected costs, operating metrics, capital expenditures, competitive positions, acquisitions, investment opportunities, dispositions, acquisition integration, growth opportunities, expected lease income, continued qualification as a real estate investment trust (“REIT”), plans and objectives of management for future operations, continued performance improvements, ability to service and refinance our debt obligations, ability to finance growth opportunities, and similar statements including, without limitation, those containing words such as “may”, “will”, “believes”, “anticipates”, “expects”, “intends”, “estimates”, “plans”, and other similar expressions are forward-looking statements.  Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements. Such risks and uncertainties include, among other things; the impact of COVID-19 on our tenants, borrowers, economy and the Company; our ability to retain our management team and other personnel and attract suitable replacements should any such personnel leave; the operating success of our tenants and borrowers for collection of our lease and interest income; the success of property development and construction activities, which may fail to achieve the operating results we expect; the risk that our tenants and borrowers may become subject to bankruptcy or insolvency proceedings; risks related to the concentration of a significant percentage of our portfolio to a small number of tenants; risks related to governmental regulations and payors, principally Medicare and Medicaid, and the effect that lower reimbursement rates would have on our tenants’ and borrowers’ business; the risk that the cash flows of our tenants and borrowers would be adversely affected by increased liability claims and liability insurance costs; risks related to environmental laws and the costs associated with liabilities related to hazardous substances;the risk of damage from catastrophic weather and other natural or man-made disasters and the physical effects of climate change; the risk that we may not be fully indemnified by our lessees and borrowers against future litigation; the success of our future acquisitions and investments; our ability to reinvest cash in real estate investments in a timely manner and on acceptable terms; the potential need to incur more debt in the future, which may not be available on terms acceptable to us; our ability to meet covenants related to our indebtedness which impose certain operational limitations and a breach of those covenants could materially adversely affect our financial condition and results of operations; the risk that the illiquidity of real estate investments could impede our ability to respond to adverse changes in the performance of our properties; risks associated with our investments in unconsolidated entities, including our lack of sole decision-making authority and our reliance on the financial condition of other interests;operational risks with respect to our senior housing operating portfolio (“SHOP”) structured communities;our dependence on revenues derived mainly from fixed rate investments in real estate assets, while a portion of our debt bears interest at variable rates; the risk that our assets may be subject to impairment charges; risks related to our ability to maintain the privacy and security of Company information; and our dependence on the ability to continue to qualify for taxation as a real estate investment trust. Many of these factors are beyond the control of the Company and its management. The Company assumes no obligation to update any of the foregoing or any other forward looking statements, except as required by law, and these statements speak only as of the date on which they are made. Investors are urged to carefully review and consider the various disclosures made by NHI in its periodic reports filed with the Securities and Exchange Commission, including the risk factors and other information disclosed in NHI’s Annual Report on Form 10-K for the most recently ended fiscal year and quarterly report on Form 10-Q for the most recently ended quarter. Copies of these filings are available at no cost on the SEC’s web site at https://www.sec.gov or on NHI’s web site at https://www.nhireit.com.